Exhibit 99.5

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 6, 2012, United States Cellular Corporation (“U.S. Cellular”) entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation (“Sprint”). Pursuant to the Purchase and Sale Agreement, on May 16, 2013, U.S. Cellular transferred customers and certain PCS license spectrum to Sprint in U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets (“Divestiture Markets”) in consideration for $480 million in cash. The Purchase and Sale Agreement also contemplated certain other agreements, together with the Purchase and Sale Agreement collectively referred to as the “Divestiture Transaction.”

U.S. Cellular retained other assets and liabilities related to the Divestiture Markets, including network assets, retail stores and related equipment, and other buildings and facilities. The transaction did not affect spectrum licenses held by U.S. Cellular or variable interest entities (“VIEs”) that were not used in the operations of the Divestiture Markets. Pursuant to the Purchase and Sale Agreement, U.S. Cellular and Sprint also entered into certain other agreements, including customer and network transition services agreements, which require U.S. Cellular to provide customer, billing and network services to Sprint for a period of up to 24 months after the May 16, 2013 closing date. Sprint will reimburse U.S. Cellular for providing such services at an amount equal to U.S. Cellular's estimated costs, including applicable overhead allocations. In addition, these agreements require Sprint to reimburse U.S. Cellular up to $200 million (the “Sprint Cost Reimbursement”) for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees.

On April 3, 2013, U.S. Cellular entered into an agreement relating to the Partnerships (as defined below) with Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”).  U.S. Cellular holds a 60.00% interest in St. Lawrence Seaway RSA Cellular Partnership (“NY1”) and a 57.14% interest in New York RSA 2 Cellular Partnership (“NY2” and, together with NY1, the “Partnerships”).  The remaining interests are held by Verizon Wireless.  The Partnerships are operated by Verizon Wireless under the Verizon Wireless brand.  Prior to April 3, 2013, because U.S. Cellular owns a greater than 50% interest in each of these Partnerships and based on U.S. Cellular’s rights under the Partnership Agreements, U.S. Cellular consolidated the financial results of these Partnerships in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The agreement amends the Partnership Agreements in several ways which provide Verizon Wireless with substantive participating rights that allow Verizon Wireless to make decisions that are in the ordinary course of business of the Partnerships and which are significant to directing and executing the activities of the business.   Accordingly, as required by GAAP, U.S. Cellular deconsolidated the Partnerships effective as of April 3, 2013 and thereafter reported them as equity method investments in its consolidated financial statements (the “Deconsolidation”).

The unaudited pro forma financial information is based on financial statements prepared in accordance with GAAP.  In addition, the unaudited pro forma financial information is based upon available information and assumptions that U.S. Cellular considers to be reasonable; such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma financial information is based on various assumptions. The actual results reported by U.S. Cellular in periods following the Divestiture Transaction and the Deconsolidation may differ significantly from those reflected in this unaudited pro forma financial information.  As a result, the unaudited pro forma financial information does not purport to project the future financial condition and results of operations of the consolidated company. The pro forma assumptions and adjustments are described in the accompanying schedules.  Pro forma adjustments are shown in the “Divestiture Markets” and “NY1 & NY2” columns and are those that are directly attributable to the transactions and are factually supportable. The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results. Pro forma adjustments do not include allocations of corporate costs, as those costs are not directly attributable to these transactions.

The unaudited pro forma financial information should be read together with U.S. Cellular’s consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in U.S. Cellular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 26, 2013, U.S. Cellular’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, which was filed with the SEC on May 3, 2013, U.S. Cellular’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, which was filed with the SEC on August 2, 2013, U.S. Cellular’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, which was filed with the SEC on November 1, 2013.

The unaudited pro forma Statement of Operations for the three months ended December 31, 2013 gives effect to the Divestiture Transaction as if that transaction had occurred at the beginning of the period.

United States Cellular Corporation Pro Forma Statement of Operations (Unaudited)
		Less:
Three Months Ended December 31, 2013	As Reported	Divestiture Markets (1)	Pro Forma (1)
(Dollars and shares in thousands, except per share amounts)
Operating revenues
Service	$825,128	$699	$824,429
Equipment sales	77,596	(13)	77,609
Total operating revenues	902,724	686	902,038

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	177,438	3,575	173,863
Cost of equipment sold	346,847	(52)	346,899
Selling, general and administrative (including charges from affiliates of $28.1 million)	442,720	(444)	443,164
Depreciation, amortization and accretion	210,371	60,317	150,054
Loss on asset disposals, net	14,453	336	14,117
(Gain) loss on sale of business and other exit costs, net	(3,140)	(3,189)	49
(Gain) loss on license sales and exchanges	(255,479)	-	(255,479)
Total operating expenses	933,210	60,543	872,667

Operating income (loss)	(30,486)	(59,857)	29,371

Investment and other income (expense)
Equity in earnings of unconsolidated entities	32,152	-	32,152
Interest and dividend income	994	-	994
Gain on investments	29	-	29
Interest expense	(11,570)	(56)	(11,514)
Other, net	135	-	135
Total investment and other income (expense)	21,740	(56)	21,796

Income (loss) before income taxes	(8,746)	(59,913)	51,167
Income tax expense (benefit) (3)	(8,484)	(22,665)	14,181

Net income (loss)	(262)	(37,248)	36,986
Less: Net income (loss) attributable to noncontrolling interests, net of tax	(1,854)	-	(1,854)
Net income (loss) attributable to U.S. Cellular shareholders	$1,592	$(37,248)	$38,840

Basic weighted average shares outstanding	84,181		84,181
Basic earnings per share attributable to U.S. Cellular shareholders	$0.02		$0.46

Diluted weighted average shares outstanding	85,033		85,033
Diluted earnings per share attributable to U.S. Cellular shareholders	$0.02		$0.46

The unaudited pro forma Statement of Operations for the year ended December 31, 2013 gives effect to the Divestiture Transaction and the NY1 & NY2 Deconsolidation as if those transactions had occurred at the beginning of the period.

United States Cellular Corporation Pro Forma Statement of Operations (Unaudited)
		Less:
Year Ended December 31, 2013	As Reported	Divestiture Markets (1)	NY1 & NY2 (2)	Pro Forma (1)(2)
(Dollars and shares in thousands, except per share amounts)
Operating revenues
Service	$3,594,773	$141,761	$40,816	$3,412,196
Equipment sales	324,063	5,087	2,486	316,490
Total operating revenues	3,918,836	146,848	43,302	3,728,686

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	763,435	37,250	11,701	714,484
Cost of equipment sold	999,000	10,295	5,446	983,259
Selling, general and administrative (including charges from affiliates of $99.2 million)	1,677,395	39,132	11,808	1,626,455
Depreciation, amortization and accretion	803,781	246,103	2,735	554,943
Loss on asset disposals, net	30,606	2,274	-	28,332
(Gain) loss on sale of business and other exit costs, net	(246,767)	(248,439)	-	1,672
(Gain) loss on license sales and exchanges	(255,479)	-	-	(255,479)
Total operating expenses	3,771,971	86,615	31,690	3,653,666

Operating income	146,865	60,233	11,612	75,020

Investment and other income (expense)
Equity in earnings of unconsolidated entities	131,949	-	(5,651)	137,600
Interest and dividend income	3,961	-	-	3,961
Gain on investments	18,556	-	18,527	29
Interest expense	(43,963)	(219)	-	(43,744)
Other, net	288	-	7	281
Total investment and other income (expense)	110,791	(219)	12,883	98,127

Income before income taxes	257,656	60,014	24,495	173,147
Income tax expense (3)	113,134	31,971	16,961	64,202

Net income	144,522	28,043	7,534	108,945
Less: Net income (loss) attributable to noncontrolling interests, net of tax	4,484	-	4,795	(311)
Net income attributable to U.S. Cellular shareholders	$140,038	$28,043	$2,739	$109,256

Basic weighted average shares outstanding	83,968			83,968
Basic earnings per share attributable to U.S. Cellular shareholders	$1.67			$1.30

Diluted weighted average shares outstanding	84,730			84,730
Diluted earnings per share attributable to U.S. Cellular shareholders	$1.65			$1.29

Special dividend per share attributable to U.S. Cellular shareholders	$5.75			$5.75

(1)     The “Divestiture Markets” column reflects amounts included in the “As Reported” column that are directly attributable to the transaction and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results.  During the three months and year ended December 31, 2013, U.S. Cellular recognized a pre-tax gain of $3.2 million and $248.4 million, respectively, in (Gain) loss on sale of business and other exit costs, net as a result of the Divestiture Transaction.

(2)     The “NY1 & NY2” column reflects amounts included in the “As Reported” column that are directly attributable to the NY1 & NY2 Deconsolidation and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results.  In accordance with GAAP, as a result of the NY1 & NY2 Deconsolidation, U.S. Cellular’s interest in the Partnerships was reflected in Investments in unconsolidated entities at fair value as of April 3, 2013.  Recording U.S. Cellular’s interest in the Partnerships required allocation of the excess of the fair value over book value to customer lists, licenses, a favorable contract and goodwill of the Partnerships.  Amortization expense related to customer lists and the favorable contract will be recognized over their respective useful lives.  NY1 & NY2 Equity in earnings of unconsolidated entities represents U.S. Cellular’s share of NY1 & NY2 net income for the period based on U.S. Cellular's interests in the Partnerships less amortization expense related to customer lists and a favorable contract.  In addition, a non-cash pre-tax gain of $18.5 million was recognized in Gain (loss) on investments during the year ended December 31, 2013.

(3)     Income tax expense is based on U.S. Cellular’s statutory tax rate applied to Income before income taxes for the Divestiture Markets.  NY1 & NY2 deferred income tax expense at U.S. Cellular’s statutory rate was also recognized in the year ended December 31, 2013 as a result of increasing U.S. Cellular’s interest in the Partnerships to fair value.